Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of March, 2003 (the “Effective Date”) between INNOVATIVE SOLUTIONS AND SUPPORT, INCORPORATED, a Pennsylvania corporation (the “Company”) and ROMAN G. PTAKOWSKI, a resident of Florida (“Employee”).

RECITALS

A.	Employee has served in various managerial capacities with other companies over the past several years and has extensive managerial and administrative experience and possesses skills vital to the Company’s continued growth and prosperity.

B.	The Company desires Employee to serve as an employee of the Company and Employee wishes to serve as employee of the Company.

C.	The parties wish to set forth herein the terms and conditions on which Employee will serve as an employee of the Company.

The parties agree as follows:

        1. Employee’s Position. Subject to the terms and conditions of this Agreement, during the term of this Agreement the Company agrees to employ Employee, and the Employee agrees to be employed by the Company and to serve the Company as the President of the Company.

        2. Duties of Employee

                2.1. General Duties. As President of the Company, Employee will have day-to-day responsibility for management of the Company as its chief operating officer and will be responsible to the Company’s CEO and Board of Directors (the “Board”). Employee will report to the CEO. Employee agrees that the Employee’s duties may be changed by the Board and that Employee will cooperate with the Board and serve the Company in such other capacities and with such other duties and responsibilities as are typically accorded to the position of President subject to the Company’s Bylaws. The duties and services to be performed by the Employee under this agreement are collectively referred to herein as the “Services.”

                2.2. Other Duties and Obligations. In addition to performing the duties and Services described in Section 2.1, Employee further agrees with the Company that, during the term of this Agreement:

                        (a) Employee will perform the Services and his duties hereunder, and will manage and operate the business of the Company, subject to, and in accordance with, the directions of the CEO and/or the Board.

                        (b) Employee will comply with and be bound by the operating policies, procedures, standards, regulations and practices of the Company that are in effect from time to time during the Employee’s employment with the Company.

                        (c) Employee will be generally available and readily accessible by telephone, e-mail and facsimile at all reasonable times.

                        (d) Employee will not: (i) engage in any unethical, dishonest, or other fraudulent behavior; (ii) intentionally or deliberately cause or attempt to cause an injury to the Company; or (iii) steal, convert, misappropriate or wrongfully and willfully use or disclose any proprietary information, technology or trade secret of the Company.

                2.3. Working Facilities. Employee shall have a private office, stenographic help, a personal computer and other facilities and services that are suitable for his position and appropriate for the performance of his duties.

                2.4. Representation of Employee. Employee represents and warrants to the Company that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any other agreement or contract to which Employee is a party or by which Employee is bound.

        3. Exclusive Service. Employee will devote his full working time, energy, skill and efforts exclusively to the performance of the Services for the Company and will apply all his skill and experience to the performance of the Services and advancing the Company’s interests and will do nothing inconsistent with the performance of the Services hereunder.

        4. Compensation and Benefits

                4.1. Salary. During the term of the Agreement, The Company will pay Employee a gross base salary at a rate of $250,000 per year payable bi-weekly. The Company will review the Employees Salary at least once each year and may, at its discretion, increase the Employees Salary.

                4.2. Additional Benefits. Employee and eligible family members will be eligible to participate in the Company’s employee benefit plans of general application, including without limitation any pension plans and any life, health and dental insurance plans in accordance with the rules established for individual participation in any such plan and applicable law, including health and dental for spouse. In addition, Employee will be entitled to 3 weeks vacation.

                4.3. Moving Expenses. To assist the Employee with relocation, Company shall reimburse Employee for approved, reasonable moving expenses associated with Employee’s relocation to Pennsylvania up to a maximum of $75,000 Reasonable expenses include closing costs related to the sale of Employee’s present residence, moving expenses and temporary living costs. Employee agrees that relocation expenses are fully repayable to the Company if the Employee resigns or is terminated for cause during the Initial Term of this agreement.

                4.4. Stock Options. Employee shall be granted stock options for 180,000 shares of the Company’s common stock. The option price will equal the closing price of the Company’s stock as of the grant date in accord with the 1998 incentive Stock Option Plan. These options shall vest at the rate of 60,000 shares at the end of each 12 months from the date of the grant. Employee expressly acknowledges and agrees that, to the extent of any inconsistency between the terms of this Agreement and the 1998 Incentive Stock Option Plan, the terms of the 1998 Incentive Stock Option Plan shall govern and control; provided however, that to the extent that the terms of the stock option agreement issued to Employee on account of the foregoing options contain terms and conditions which, by the terms of the 1998 Incentive Stock Option Plan, may be included therein, the terms set forth in such stock option agreement shall govern and control.

                4.5. Expenses. All reasonable and necessary expenses incurred by Employee in connection with Employee’s performance of the Services shall be reimbursed provided that such expenses are in accordance with the Company’s policies, as determined from time to time by the Board, and properly documented and accounted for.

                4.6. Bonus: A bonus opportunity of up to 30% of annual salary is provided to the employee based on performance of the business. In accordance with the following formula: A percent of annual salary per the weighted average of the percent the following annual budgets are exceeded: Earnings: 45% weight, Cash flow: 30% weight, Annual Revenue growth: 25% weight. Bonus is payable as soon as practicable after close of the fiscal year and the issuance of the company’s 10K.

        5. Term and Termination

                5.1. Term of Agreement. Unless this Agreement is terminated in accordance with the provision of this Section 5, the term of this Agreement will commence on the Effective Date and end on the two year anniversary of such date (the “Initial

Term”). Thereafter, this Agreement shall be renewed yearly for one-year periods (each, a “Renewal Term”) unless either party provides the other party with written notice of termination of this agreement not later than ninety (90) days prior to the end of the then current term of the Agreement. If this written notification of termination is issued less than 6 months prior to the Expiration Date, the Salary and Additional Benefits in effect will be continued for 6 months from the date of notification. The expiration of this Agreement at the end of the Initial Term or the then current Renewal Term is hereafter called the “Expiration Date”.

                5.2. Events of Termination. Employee’s employment with the Company will terminate immediately upon any one of the following occurrences:

                        (a) the giving of a written notice by the Company to Employee other than pursuant to Section 5.1 stating that Employee’s employment with the Company is being terminated without Cause, which notice may be given by the Company at any time at the sole discretion of the Company (“Termination without Cause”).

                        (b) the Company’s termination of Employee’s employment hereunder due to Employee’s death or Employee’s becoming “Disabled” as defined in Section 5.4 below (“Termination for Death or Disability”);

                        (c) any resignation by Employee of his employment with the Company or any other voluntary termination or abandonment by Employee of his employment with the Company other than as provided in Section 5.1 (“Voluntary Termination”); or

                        (d) the Company’s termination of Employee’s employment hereunder for “Cause” as defined in Section 5.3 below (“Termination for Cause”).

                5.3. “Cause” Defined. For purposes of this Agreement, the term “Cause” means (i) the conviction of Employee of any misdemeanor (other than traffic or similar offenses) or felony, (ii) conduct in violation of Section 2.2(d), (iii) a material breach by Employee of this Agreement, or (iv) gross negligence or malfeasance by Employee in the performance of the Services and duties hereunder.

                5.4. “Disabled “ Defined. For purposes of this Agreement, Employee will be deemed to be “Disabled” if Employee is unable to perform the Services and duties hereunder for more than 90 days during any consecutive 120 day period because of Employee’s illness or physical or mental disability, or incapacity, as determined by the Board, in consultation with a licensed physician mutually agreeable to the Board and Employee.

                5.5. Date of Termination. The effective date of Employee’s termination pursuant to Section 5.2 (a), (b), (c) or (d) is referred to herein as the “Termination Date.”

                5.6. Succesorship Provision. If a “Change of Control” occurs during the Term of Agreement and, as a result of such Change of Control, this Agreement or the Employee’s employment is terminated without cause, or the Employee resigns his employment because any of the Employee’s position, powers, duties or responsibilities under Sections 1 and 2 are changed without his agreement, or any Compensation and Benefits payable or otherwise extended under Section 4 are eliminated or reduced, the Company or its successor shall:

                        (a) give prompt notice to the Employee of any such termination, change, elimination or reduction;

                        (b) within thirty (30) days after the Termination Date, pay to the Employee (or in the event of the Employee’s subsequent death, such person as the Employee shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate) a lump sum amount equal to the Employee’s Salary in effect as of the Termination Date, which lump sum amount shall not be pro-rated and shall be paid in addition to the Salary due and payable under (c) below;

                        (c) until the Termination Date, continue to pay to the Employee (or in the event of the Employee’s subsequent death, such person as the Employee shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate) his Compensation and Benefits payable or otherwise extended under Section 4.

        6. Effect of Termination.

                6.1. Termination Without Cause. In the event of the termination of Employee’s employment pursuant to Section 5.2(a) prior to the end of the then current term of this Agreement, Company will pay Employee the compensation and benefits otherwise payable to Employee under Section 4 until the Expiration Date. In all cases of termination without cause, the employee shall be entitled to a minimum of 6 months of current Salary and Additional Benefits in effect at the time of termination. To the extent Employee receives compensation from any source for services rendered during the period following the Termination Date during which the Company is obligated to continue payments to Employee hereunder, whether for full-time or part-time employment or for consulting or similar services, such compensation shall be offset against payments otherwise due Employee under this Section 6.1. The employee will have exercise rights to vested stock options in accordance with the Company’s 98 Stock Option Plan. Employee will be entitled to no other payment or compensation upon any such termination.

                6.2. Termination for Death or Disability. In the event of any termination of Employee’s employment pursuant to Section 5.2(b), the Company will pay Employee, or to such person as the Employee shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to the Employee’s estate, the compensation and benefits otherwise payable to Employee under Section 4 through the Termination Date. Employee’s rights under the Company’s benefit plans for general application in which Employee then participates, will be determined under the provision of such plans. All options vested as of the Termination Date shall be exercisable to the extent set forth in the option agreement. Employee will be entitled to no other payment or compensation upon any such termination.

                6.3. Voluntary Termination. In the event of the termination of Employee’s employment pursuant to Section 5.2 (c), Company will pay the Employee compensation and benefits otherwise payable to Employee through the date of termination or the date of abandonment and all of Employee’s unexercised stock options shall be cancelled. Employee will be entitled to no other payment or compensation upon any such termination.

                6.4. Termination for Cause. In the event of the termination of Employee’s employment pursuant to Section 5.2 (d), the Company will pay the Employee compensation and benefits otherwise payable to Employee through the date of Termination and all of Employee’s unexercised stock options shall be cancelled. Employee will be entitled to no other payment or compensation upon any such termination.

        7. Noncompetition, Trade Secrets, Etc. Employee hereby acknowledges that during his employment by the Company, Employee will have access to confidential information and business and professional contacts. In consideration of Employee’s employment and the special and unique opportunities afforded by the Company to Employee as a result of Employee’s employment, the Employee hereby agrees as follows:

                7.1. Non-Competition. For so long as Employee remains an employee of the Company and for the Restricted Period (as defined in subsection 7.3 below) after the termination of employment with Company, as such period may be extended as hereinafter set forth, Employee shall not directly or indirectly engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business which is involved in business activities which are the same as or in direct competition with business activities carried on by the Company, or being definitively planned by the Company at the time of termination of Employee’s employment. Nothing contained in this subsection 7.1 shall prevent Employee from holding for investment up to three percent (3%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system.

                7.2. Non-Solicitation. For so long as the Employee remains an employee of the Company and for a period of twelve months after the termination of employment with Company for any reason, Employee shall not directly or indirectly (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) induce or attempt to influence any employee, customer, independent contractor or supplier of Company to terminate employment or any other relationship with Company.

                7.3. Restricted Period Defined; Extension of Restricted Period. For purposes of this Agreement, the term “Restricted Period” shall mean (A) the period during which the Company continues to pay Employee upon termination of employment pursuant to Section 5.2(a); (B) three (3) months following termination of Employee’s employment pursuant to Section 5.2 (b); or (C) six (6) months following termination of Employee’s employment pursuant to Section 5.2 (c) or Section 5.2 (d). In addition to the foregoing, Company shall have the option, by delivering written notice to Employee within sixty (60) days from the Termination Date, to extend the Restricted Period to a total of twelve (12) months under clauses (A), (B), and (C) above or to extend the Restricted Period to a total of six (6) months following the Expiration Date upon termination of this Agreement, in each case by paying Employee an amount equal to the monthly portion of the Employee’s annual salary as of the Termination Date or Expiration Date, as the case may be, for the additional months by which the Restricted Period is extended, which payments shall be made bi-weekly during the extended period.

            7.4. Non-Disclosure. Employee shall not use for Employee’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any

“Confidential Information,” which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of, or developed by, Company or any other confidential information relating to or dealing with the business operations of Company, made known to Employee or learned or acquired by Employee while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the general public. The foregoing provisions of this subsection 7.4 shall apply during and after the period when the Employee is an employee of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company interest in confidential information, trade secrets, and the like. At the termination of Employee’s employment with Company, Employee shall return to the Company all copies of Confidential Information in any medium, including computer tapes and other forms of data storage.

                7.5. Intellectual Property & Company Creations.

                        (a) Employee shall execute the IS&S Intellectual Property Agreement at signing of this employment agreement.

                        (b) Ownership. All right, title and interest in and to any and all ideas, inventions, designs, technologies, formulas, methods, processes, development techniques, discoveries, computer programs or instructions (whether in source code, object code, or any other form), computer hardware, algorithms, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, techniques (whether reduced to written form or otherwise), patents, patent applications, formats, test results, marketing and business ideas, trademarks, trade secrets, service marks, trade dress, logos, trade names, fictitious names, brand names, corporate names, original works of authorship, copyrights, copyrightable works, mask works, computer software, all other similar intangible personal property, and all improvements, derivative works, know-how, data, rights and claims related to the foregoing that have been or are conceived, developed or created in whole or in part by the Employee (a) at any time and at any place that relates directly or indirectly to the business of the Company, as then operated, operated in the past or under consideration or development or (b) as a result of tasks assigned to Employee by the Company (collectively, “Company Creations”), shall be and become and remain the sole and exclusive property of the Company and shall be considered “works made for hire” as that term is defined pursuant to applicable statutes and law.

                        (c) Assignment. To the extent that any of the Company Creations may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Employee retains any interest in or to the Company Creations, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee has or may have, either now or in the future, in and to the Company Creations, and any derivatives thereof, without the necessity of further consideration. Employee shall promptly and fully disclose all Company Creations to the Company and shall have no claim for additional compensation for Company Creations. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks, and service marks with respect to such Company Creations.

                        (d) Disclosure & Cooperation. Employee shall keep and maintain adequate and current written records of all Company Creations and their development by Employee (solely or jointly with others), which records shall be available at all times to and remain the sole property of the Company. Employee shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations. Employee further agrees to execute and deliver to the Company or its designee(s) any and all formal transfers and assignments and other documents and to provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Company Creations. Employee hereby designates and appoints the Company or its designee as Employee’s agent and attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to perfect, maintain or otherwise protect the Company’s rights in any Company Creations.

                7.6. Remedies.

                        (a) Employee acknowledges that the restrictions contained in the foregoing Subsections 7.1 through 7.5, are reasonable and necessary to protect the legitimate interests of the Company, that their enforcement will not impose a hardship on the Employee or significantly impair Employee’s ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to the Company. Employee therefore acknowledges that, in the event of Employee’s violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

                        (b) If any of the restrictions specified in Subsections 7.1 or 7.2 above should be adjudged unreasonable in any proceeding, then such restrictions shall be modified so that they may be enforced for such time and in such are as is adjudged to be reasonable.

                        (c) If Employee violates any of the restrictions contained in Subsection 7.1, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of Company.

        8. Miscellaneous.

                8.1. Arbitration. Employee and the Company will submit to mandatory binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof as well as all claims under federal, state or local anti-discrimination laws, provided, however, that each party will retain its right to, and will not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief (such as injunctive relief) from a court having jurisdiction over the parties. Such arbitration will be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                8.2. Severability. If any provision of this Agreement is found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision will, to the extent allowable by law and the preceding sentence, not be voided or cancelled but will instead be enforced as any other provision hereof, all the other provision continuing in full force and effect.

                8.3. No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligation or agreements will in no way affect the right to require such performance or compliance at any time thereafter. The waiver of either party of a breach of any provision hereof will not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

                8.4. Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time.

                8.5. Entire Agreement. This Agreement constitutes the entire and only agreement between the parties relating to employment of Employee with the Company, and this Agreement supersedes and cancels all previous contracts, arrangements or understandings with respect thereto.

                8.6. Amendment; Waiver. No provision of this agreement may be modified, waived, terminated or amended except by a written instrument executed by the parties hereto. No waiver of a breach of any provision of this Agreement shall constitute a waiver of any subsequent breach of the same or other provisions hereof.

                8.7. Notices. All notices and other communications required or permitted under this Agreement will be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt of hand delivery five (5) days after mailing – if sent by mail, or by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

Employee:	Company:
Roman G. Ptakowski 12155 NW 9th Place Coral Springs, FL 33071	Chairman Innovative Solutions and Support, Inc 720 Pennsylvania Drive Exton, PA 19341

                8.8. Successors and Assigns. This Agreement will be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

                8.9. Waiver of Personal Liability. To the extent permitted by applicable law, Employee hereby agrees that he shall have recourse only to the Company (and its successors in interest) with respect to any claims he may have for compensation or benefits arising in connection with his employment, whether or not under this Agreement or any other plan, program, or arrangement, including, but not limited to, any agreements related to the grant or exercise of equity options or other equity rights in the Company. To the extent permitted by applicable law, the Employee hereby waives any such claims for compensation, benefits and equity rights against officers, directors, managers, members, stockholders, or other representatives in their personal or separate capacities.

                8.10. Headings. The headings contained in this Agreement are for reference purposes only and will in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, and the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.

                8.11. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which, taken together, constitute one and the same agreement.

                8.12. Survival. The provision of Sections 4, 5, 6 and 7 will survive the termination or expiration of this Agreement.

                8.13. Governing Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first above written.

ROMAN G. PTAKOWSKI	INNOVATIVE SOLUTIONS AND SUPPORT, INC.
/s/ ROMAN G. PTAKOWSKI	/s/ GEOFFREY S. M. HEDRICK